EXHIBIT 4.1


                     CERTIFICATE OF AMENDMENT OF
             THE RESTATED CERTIFICATE OF INCORPORATION OF
                      PETER KIEWIT SONS', INC.

     The Restated Certificate of Incorporation of Peter Kiewit
Sons', Inc., a Delaware corporation, is amended as follows:

     1. Article Sixth (D)(3)(e) shall be amended to read in its entirety as follows:

     (e) Pledges. Notwithstanding anything contained in subparagraphs (D)(1) and (D)(3) to the contrary, an Employee may pledge Common Stock for loans in connection with the ownership of the Corporation's stock. In addition, notwithstanding anything contained in subparagraphs (D)(1) and (D)(3) to the contrary, Qualified Financial Institutions to which such Common Stock has been pledged shall be permitted to own such Common Stock upon foreclosure of such Common Stock in accordance with the terms of any agreement evidencing such pledge; provided that said Qualified Financial Institution shall not be permitted to transfer, assign, pledge, hypothecate, or otherwise dispose of such Common Stock except in a sale to the Corporation in accordance with the provisions of subparagraph (D)(3)(a) above; and provided further that said Qualified Financial Institution shall sell and deliver such Common Stock to the Corporation no later than the date which is five (5) days after the date a written notice from the Corporation to sell and deliver such Common Stock is delivered to such Qualified Financial Institution. The purchase price for the Common Stock payable to a Qualified Financial Institution shall not be reduced by any amount owed to the Corporation or any Subsidiary by the Employee who pledged the Common Stock to the Qualified Financial Institution. Subject to the provisions of subparagraph (D)(8), payment of the purchase price shall be made by the Corporation within sixty (60) days of the date of receipt of certificates evidencing such Common Stock, without interest. In the event a Qualified Financial Institution fails to deliver stock certificates within the specified time period, the Corporation's Secretary shall cancel each certificate on the books of the Corporation and such shares of Common Stock shall be deemed no longer outstanding. The Qualified Financial Institution shall thereafter have no further interest as a stockholder of the Corporation with respect to such shares of Common Stock except the right to receive the purchase price therefor. Notwithstanding anything contained in Certificate to the contrary, except as may otherwise be provided by statute, no shares of Common Stock owned by a Qualified Financial
Institution shall have any voting rights of any kind. For purposes of this subparagraph (D)(3)(e), "Qualified Financial Institution" shall mean any bank, banking association, trust company, savings bank, credit union, savings and loan association or other financial institution which is engaged in the business of banking or making commercial or consumer loans, or any subsidiary or affiliate of any such entity.

     The undersigned officers certify that the amendment above has been duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of
Delaware.

Dated as of June 28, 2003.

                                  PETER KIEWIT SONS', INC.


                                  By: /s/ Kenneth E. Stinson
ATTEST:                                   Kenneth E. Stinson, CEO


By: /s/ Tobin A. Schropp
        Tobin A. Schropp, Secretary





                 RESTATED CERTIFICATE OF INCORPORATION
                                  OF
                        PETER KIEWIT SONS', INC.

     Peter Kiewit Sons', Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the Corporation is Peter Kiewit Sons', Inc. The Corporation was originally incorporated under the name PKS Holdings, Inc.

     2. The original Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on August 4, 1997.

     3. This Restated Certificate of Incorporation, which was duly adopted pursuant to Section 245 of the Delaware General Corporation Law, restates and integrates, but does not further amend the provisions of the Corporation's Certificate of Incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

     4. The text of the Corporation's Certificate of Incorporation is hereby restated to read in its entirety as follows:

                            ARTICLE FIRST

                                 NAME

     The name of the Corporation (which is hereinafter referred to as the "Corporation") is: Peter Kiewit Sons', Inc.

                             ARTICLE SECOND

                    DELAWARE OFFICE AND REGISTERED AGENT

     The registered office of the Corporation in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent therein is The Corporation Trust Company, and the address of said registered agent is 1209 Orange Street in said City, County and State.

                              ARTICLE THIRD

                                 PURPOSES

     The nature of the business or purposes to be conducted or promoted is:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                               ARTICLE FOURTH

                                CAPITAL STOCK

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is 125,250,000 shares; of which 250,000 shares shall be Preferred Stock, with no par value per share and of which 125,000,000 shares shall be Common Stock, with a par value of $0.01 per share (the "Common Stock").

     A description of the different classes of stock and a statement of the designations, powers, preferences, rights, qualifications, limitations and restrictions of each of said classes of stock are as follows:

                                    I.

                              PREFERRED STOCK

     Subject to the limitations prescribed by Delaware law and this Certificate of Incorporation, the Board of Directors of the Corporation is authorized to issue the Preferred Stock from time to time in one or more series, each of such series to have such powers, designations, preferences and relative, participating, optional or other rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issuance of such Preferred Stock; provided, however, that no series of the Preferred Stock shall have any voting rights or be convertible into shares of stock having any voting rights.

                                     II.

                                 COMMON STOCK

     (A) Dividends. After any dividend has been declared and set aside for payment or paid on any series of Preferred Stock having a preference over the Common Stock with respect to the payment of dividends, the holders of the Common Stock shall be entitled to receive out of the funds legally available therefor, cash or non-cash dividends payable when, as and if declared by the Board of Directors. The payment of dividends on the Common Stock shall be at the sole discretion of the Board of Directors.

     (B) Liquidation. Upon the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after there shall have been paid or set apart for the holders of any series of Preferred Stock having a preference over the Common Stock with respect to distributions upon liquidation the full amount to which they are entitled, the remaining assets available for distribution to the Corporation's stockholders shall be distributed to the Common stockholders pro rata on the basis of the numbers of Common shares held by such stockholders.

                                   III.

               VOTING RIGHTS AND CHANGES IN CAPITAL STRUCTURE

     (A) Voting Rights. Except as may otherwise be provided by statute, the holders of the Common Stock shall exclusively possess voting power for the election of directors and for other purposes, the holders of record of each share being entitled to one vote for each share, and the holders of the Preferred Stock shall have no voting rights nor shall they be entitled to Notice of meetings of stockholders.

     (B) Changes in Capital Structure. The Corporation reserves the right to create new classes of stock, to eliminate classes of stock, to increase or decrease the amount of authorized stock of any class or classes, and to otherwise change the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of any class or classes of stock by the affirmative vote of the holders of four-fifths of the Common Stock issued and outstanding.

                              ARTICLE FIFTH

                           DIRECTORS AND OFFICERS

     (A)(1) Number, Quorum, Required Votes. The number of directors of the Corporation which shall constitute the whole Board of Directors shall at all times be not less than ten (10) nor more than fifteen (15). Subject to such minimum and maximum limitations, the number of directors shall be fixed by, or in the manner provided in, the by-laws. A majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Unless this Certificate of Incorporation shall specifically require a vote of a greater number, the affirmative vote of a majority of the whole Board of Directors shall be required to constitute the act of the Board of Directors.

          (2)  Qualifications of Directors.

               (a) No more than three (3) directors may be non-inside directors, and the balance must be inside directors, as defined in this subparagraph (A)(2).

               (b) An "inside director" is a director who is either a current inside director or a former inside director, as each of such terms is defined in this subparagraph (A)(2).

               (c) A "current inside director" is a director who (i) is a current Common stockholder of the Corporation; (ii) is currently an officer of either (A) the Corporation or (B) a Subsidiary which is engaged primarily in the construction, mining or materials businesses; and (iii) was continuously employed by the Corporation, its predecessor, former parent corporation or such a Subsidiary for at least six (6) years before becoming a director.

                (d) If a current inside director ceases to be a current inside director, such director may continue to serve as a director so long as there is a sufficient number of other inside directors so that the limitation on non-inside directors required by subparagraph (A)(2)(a) is satisfied. However, if as a result of the change in such director's status such non-inside director limitation would be exceeded, then such director shall automatically be deemed to have resigned as and shall cease to be a director. The remaining directors shall thereupon act promptly to fill the vacancy created by such resignation. Such a vacancy may be filled with a former inside director, as defined in subparagraph (A)(2)(e) below. If the director whose resignation created such vacancy qualifies as a former inside director pursuant to subparagraph
(A)(2)(e), such director may be appointed to fill such vacancy.

               (e) A "former inside director" is a person who: (i) was at one time a current inside director; (ii) served as an inside director for at least eight (8) years; and (iii) is declared to be a former inside director by a majority vote of the directors holding office at the time of such declaration.

           (3) Nomination Procedures. The incumbent directors shall nominate a slate of directors for election at each annual meeting of the stockholders of the Corporation. In nominating such election slates, the directors shall give due consideration to selecting nominees from each of the principal business segments represented by the activities of the Corporation and its Subsidiaries.

     (B) Cumulative Voting. At any election for directors every holder of Common Stock entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote, or to cumulate his votes by giving one candidate as many votes as the number of such directors multiplied by the number of his shares shall equal, or by distributing such votes on the same principle among any number of such candidates.

     (C) Officers. The Corporation shall have such officers as the by-laws may provide, except, however, that the Corporation shall have an officer or officers who shall be empowered to sign instruments and stock certificates of the Corporation and shall have an officer who shall have the duty to record the proceedings of stockholders' meetings and meetings of the Board of Directors. Officers shall be chosen in such manner and shall hold their offices for such terms as the by-laws may prescribe or as shall be determined by the Board of Directors.

                             ARTICLE SIXTH

                 POWERS OF THE CORPORATION AND OF THE
                     DIRECTORS AND STOCKHOLDERS

     The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and in further creation, definition, limitation and regulation of the powers of the Corporation, its directors and stockholders:

     (A)  Indemnification.

          (1) Fullest Extent Permitted by Law. The Corporation shall indemnify each person who is or was a director, officer or Employee of the Corporation (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted under subsections 145(a),
(b), (c) and (e) of the Delaware General Corporation Law or any successor statute.

          (2) Non-Exclusivity of Rights. The indemnification provided by this paragraph (A) of ARTICLE SIXTH shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, Employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (3) Repeal or Modification. Any repeal or modification of paragraph (A) of this ARTICLE SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director, officer or Employee of the Corporation existing at the time of such repeal or modification.

     (B) Powers of Board. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

          (1) By-Laws. To make, alter and repeal the by-laws of the Corporation by affirmative vote of two-thirds of the whole Board of Directors;

          (2) Mortgages, Liens, and Pledges. To authorize and cause to be executed mortgages and liens on the real and personal property and pledges of personal property of the Corporation without the assent or vote of the stockholders;

          (3) Payments. In its discretion to pay for any property or rights acquired by the Corporation, either wholly or partly in money, stock, bonds, debentures or other securities of the Corporation;

          (4) Determination of Amount Constituting Capital. To fix and determine from time to time what part of the consideration received by the Corporation on any issue of stock without par value shall constitute capital;

          (5) Bonds, Debentures, and Other Obligations. Without the assent or vote of the stockholders, to issue bonds, debentures, or other obligations of the Corporation from time to time, without limit as to amount, for any of the objects or purposes of the Corporation and if desired, to secure the same or any part thereof by mortgage, pledge, deed of trust or otherwise on any part or all of its property and to cause the Corporation to guarantee bonds, debentures, notes, indebtedness or other obligations of persons, firms and/or other corporations;

          (6) Convertible Obligations. To create and issue obligations of the Corporation that shall confer upon the holders or owners thereof the right to convert the same into shares of stock of the Corporation, and to fix the rate at which such obligations may be so converted and the period or periods of time during which any such right of conversion shall exist, and any shares of stock issued upon the conversion of any such obligations shall be conclusively deemed to be fully paid stock and not liable to any further call or assessment, and the holder thereof shall not be liable for any further payment in respect thereof;

          (7) Performance-Based Obligations. To create and issue obligations of the Corporation that shall confer upon the holders or owners thereof the right to receive interests based in whole or in part upon the financial performance of the Corporation or any part, division or subsidiary thereof, and to fix the term, conditions for sale and repurchase, applicable performance standards, interest rate and such other conditions, rights and restrictions for such obligations as it shall determine;

          (8) Inspections by Stockholders. To determine from time to time whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as expressly conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors, or by resolution of the Common stockholders;

          (9) Committees. By resolution or resolutions, passed by an affirmative vote of two-thirds of the whole Board of Directors, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in said resolution or resolutions, or in the by-laws of the Corporation, shall, to the extent permitted by Delaware Corporation Law, have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, except the powers to amend the by-laws, to declare dividends and to act contrary to any action previously undertaken by the Board of Directors, and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it, said committee or committees to have such name or names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors; and

        (10) Additional Powers. The Corporation may in its by-laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon it by statute.

     (C) Limitations on Powers of Board. In limitation of those powers conferred by statute regarding the matters described in this paragraph (C), the Board of Directors is authorized to act as follows:

          (1) Substantial Acquisitions. To acquire for the Corporation any property, rights or privileges at such price and for such consideration and generally upon such terms and conditions as it thinks fit; provided, however, an affirmative vote of two-thirds of the whole Board of Directors shall be required for the Corporation to make a substantial acquisition not in the primary, ordinary and regular course of its business activities; and provided further that for the purposes of this subparagraph (1) "substantial acquisition" shall mean an acquisition (or a series of acquisitions which, in light of the period of time over which they are effected and the intentions of the Board of Directors in making them, should be characterized for the purposes of this subparagraph (1) as a single acquisition) with a price (excluding the amount of any assumed obligation and any amount paid out of the proceeds of a loan under the terms of either of which the lender has recourse only against the asset or assets being acquired) in excess of ten (10%) percent of the total stockholders' equity of the Corporation, determined on a consolidated basis as of the fiscal year end immediately preceding such acquisition;

          (2) Substantial Dispositions. To dispose of for the Corporation any property, rights or privileges at such price and for such consideration and generally upon such terms and conditions as it thinks fit; provided, however, an affirmative vote of two-thirds of the whole Board of Directors shall be required for the Corporation to make a substantial disposition not in the primary, ordinary and regular course of its business activities; and provided that for the purpose of this subparagraph (2) "substantial disposition" shall mean a disposition (or a series of dispositions which, in light of the period of time over which they are effected and the intentions of the Board of Directors in making them, should be characterized for the purposes of this subparagraph (2) as a single disposition) with a price in excess of ten (10%) percent of the total stockholders' equity of the Corporation, determined on a consolidated basis as of the fiscal year end immediately preceding such disposition; provided further, however, such sale or disposition shall not constitute a sale or disposition of all or substantially all of the Corporation's property and assets, the approval for which is hereinafter provided;

          (3) Sale of All or Substantially All Assets. To sell, lease or exchange all or substantially all of the Corporation's property and assets, including its goodwill and its corporate franchises, upon such terms and conditions and for such considerations, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as said Board of Directors shall deem expedient and in the best interests of the Corporation, only when and as authorized by the affirmative vote of the holders of four-fifths of the Common Stock issued and outstanding;

          (4) Offers of Common Stock to Non-Employees. To offer to sell the Common Stock of the Corporation to persons other than Employees of the Corporation, in any manner, including but not limited to a "public offering" within the meaning of the United States Securities Act of 1933, as it may be amended from time to time, only when and as authorized by the affirmative vote of the holders of four-fifths of the Common Stock issued and outstanding;

          (5) Change In Stock Price Formula. To change the formula for determining the Formula Value or the Common Share Price, only when and as authorized by the affirmative vote of the holders of four-fifths of the Common Stock issued and outstanding;

          (6) Mergers and Consolidations. To merge or consolidate the Corporation with a corporation other than a Subsidiary, only when and as authorized by the affirmative vote of the holders of four-fifths of the Common Stock issued and outstanding; and

          (7) Dissolution. To dissolve the Corporation, only when and as authorized by the affirmative vote of the holders of four-fifths of the Common Stock issued and outstanding.

     (D) Stock Ownership and Transfer Restrictions. The following restrictions on the ownership and transfer of the Common Stock of the Corporation are hereby imposed:

          (1) Ownership Restrictions. All shares of Common Stock sold by the Corporation shall be subject to a repurchase agreement, the terms of which shall be determined by the Board of Directors. With the prior approval of the Board of Directors and subject to paragraph (D)(3), Employees, fiduciaries for the benefit of the Employee's spouse and/or children, corporations one hundred (100%) percent owned by Employees or Employees and their spouse and/or children, and fiduciaries for the benefit of such corporations, charities and fiduciaries for charities designated by any such persons shall be eligible to own Common Stock of the Corporation.

          (2) Transfers to Charitable Organizations. The holders of the Common Stock may transfer such stock to tax-exempt charitable organizations approved as such by the Internal Revenue Service; provided, that any such transfer shall be subject to a repurchase agreement which provides, in part, that said charitable owners shall agree not to transfer, assign, pledge, hypothecate, or otherwise dispose of such stock except in a sale to the Corporation, and said charitable owners shall at any time upon five (5) days' written notice and demand by the Corporation sell such stock to the Corporation. The Corporation shall be obligated to accept any offer made by the charitable owners to sell such stock to the Corporation. The purchase price for the Common Stock shall be the Common Share Price. Payment of the purchase price shall be made by the Corporation within sixty (60) days of its acquiring of any such stock, without interest.

          (3)  Transfer Restrictions On Common Stock.

               (a) Sales to Corporation. The holders of Common Stock shall not sell, transfer, assign, pledge, hypothecate or otherwise dispose of such stock except in a sale to the Corporation or in a transfer to an authorized transferee approved by the Board of Directors pursuant to subparagraph (D)(1) above or a transfer in accordance with subparagraph (D)(2) above. Holders of Common Stock may, at any time on or prior to the 15th day of any calendar month, offer to sell part or all of their Common Stock to the Corporation by delivering the certificate or certificates representing such stock to the Corporation along with a written notice offering such stock to the Corporation. Such offer must be accepted by the Corporation, and payment shall be made for such stock within sixty (60) days after the receipt of such stock and such written notice by the Corporation, without interest. The rights of redemption provided for in this subparagraph (D)(3)(a), and each other right of redemption of Common Stock provided for in this Certificate of Incorporation, shall be subject to the requirement that no shares of any class shall be redeemed, either at the option of the holder thereof or of the Corporation, unless after giving effect to such redemption there remain outstanding at least 1,000 shares of stock of the Corporation having full voting power.

               (b) Termination. Upon the termination of the employment of any Employee with the Corporation for any reason other than death, the Employee or his authorized transferee shall sell and deliver the Common Stock held by such Employee or his authorized transferee to the Corporation within ten (10) days after the date of a written notice from the Corporation to sell and deliver such stock (a "Repurchase Notice"). The Corporation shall give such Repurchase Notice within the period commencing on the day of termination and ending on the 90th day after such termination. Payment for such stock shall be made within sixty (60) days after the date of such Repurchase Notice, without interest.

               (c) Death. Upon the death of any Employee, the estate, successor or personal representative of such Employee or the authorized transferee of such Employee shall sell and deliver the Common Stock previously held by such Employee or held by his authorized transferee to the Corporation within ten (10) days after the date of a written notice from the Corporation to sell and deliver such stock.
The Corporation shall give the notice to sell and deliver within the period commencing on the day of death of such Employee and ending on the 180th day after said death. Payment for such stock shall be made within sixty (60) days after the date of said notice, without interest. Upon the death of an Employee holding stock of the Corporation on the day of his death, the Employee's estate, successor or personal representative and any authorized transferee of such deceased Employee shall have the option to defer the purchase by the Corporation of its Common Stock to a date or dates later than that provided for in this subparagraph
(D)(3) but prior to the January 10th next succeeding the fiscal year during which the Employee's death occurred.

               (d) Ownership of Excessive Amount. Upon a determination by the Board of Directors that the amount of Common Stock held by an Employee and/or his authorized transferee is excessive in view of the Corporation's policy that the level of an Employee's stock ownership should reflect certain factors, including but not limited to (i) the relative contribution of that Employee to the economic performance of the Corporation, (ii) the effort being put forth by such Employee, and/or (iii) the level of responsibility of such Employee, the
Corporation shall have the option to purchase from such Employee and/or his authorized transferee an amount of Common Stock sufficient to decrease the amount of such stock owned by such Employee or his authorized transferee to an amount that the Board of Directors, in its sole discretion, believes is appropriate. In the event that the Corporation elects to exercise this option, it shall give the Employee and/or his authorized transferee written notice to that effect and the Employee and/or his authorized transferee shall sell and deliver the amount of stock specified in such notice to the Corporation within ten (10) days after the date of the notice, with payment to be made for such stock within sixty (60) days after the date of said notice, without interest.

               (e) Pledges. Notwithstanding anything contained in this subparagraph (D)(3) to the contrary, an Employee may pledge Common Stock for loans in connection with the ownership of the Corporation's stock.

               (f)  Authorized Transferee. For purposes of this subparagraph
(D)(3), the term "authorized transferee" shall mean any stockholder permitted to own stock of the Corporation pursuant to paragraph (D)(1) above.

               (g) Failures to Meet Time Limits. No failure by the Corporation, a stockholder, an authorized transferee, or the estate, successor, or personal representative of a stockholder to take any action within any time period prescribed by this subparagraph (D)(3) shall render the Common Stock of the Corporation transferable other than in conformance with the provisions of this subparagraph (D)(3) or preclude the Corporation from exercising its right to purchase any such stock.

          (4) Stock Price. The Corporation shall purchase or sell any share of Common Stock for a price equal to the Common Share Price. The consideration paid for such Common Stock shall be in cash or such other form as mutually agreed upon by the Corporation and the Common stockholder.

          (5) Limitations On Amount of Ownership. No more than ten (10%) percent of the shares of the Common Stock issued and outstanding shall at any time be owned of record, or voted, by or for the account of any one Employee as hereinbefore described. For purposes of calculation of said ten (10%) percent limitations Common Stock of the Corporation owned by an Employee's spouse, children, grandchildren, parents, grandparents and spouses of such persons (collectively, an Employee's "family members"), fiduciaries for the benefit of an Employee or his family members, fiduciaries for charities designated by an Employee or his family members, and any entity which an Employee or his family members have created or control, directly or indirectly, or in which an Employee or his family members have a beneficial or reversionary interest, shall be counted as being owned by the Employee. All calculations regarding the ten (10%) percent limitation (including both the numerator and denominator of the calculations) shall be on a fully diluted basis (i.e., all stock that in the future will be issued upon the conversion of any then-issued and outstanding Convertible Debentures of the Corporation shall be included in the calculations). The ten (10%) percent limitations shall be calculated as of the 1st day of January of each year, and any stockholder who owns more Common Stock than the ten (10%) percent limitation permits shall be so notified by the Corporation and shall, at the stockholder's option, be permitted to hold the excess stock until the next succeeding January 1, and on or before said January 1, the stockholder shall take the action described in subparagraph
(D)(6) below.

          (6) Sales of Excess Stock. In the event that any stockholder through his own action or the action of others becomes an owner of more than ten (10%) percent, as defined in subparagraph (D)(5) above, of the Common Stock, he shall offer to the Corporation, and the Corporation shall purchase within sixty (60) days of such offer, at the price defined in subparagraph
(D)(4) above, such amount of his stock that is in excess of said ten (10%) percent limitation. In the event that a stockholder shall fail to offer such stock to the Corporation within the period described in subparagraph (D)(5) above, the Corporation shall, within sixty (60) days following the end of such period, purchase such excess stock holdings.

          (7) Termination of Certain Owners. Any stockholder-Employee of the Corporation who owns two (2%) percent or more of the Common Stock issued and outstanding shall not be terminated from employment of the Corporation except by an affirmative vote of two-thirds of the whole Board of Directors. The Board of Directors shall have the right to reduce said two (2%) percent requirement in the by-laws of the Corporation to a lower percentage requirement by an affirmative vote of two-thirds of the whole Board of Directors. For purposes of calculation of this percentage requirement, the attribution rules specified in paragraph (D)(5) above regarding the ten (10%) percent limitation on ownership shall apply.

          (8) Suspension of Repurchase Duties. Notwithstanding anything in this ARTICLE SIXTH to the contrary, in the event that the Board of Directors determines that the Formula Value to be determined at the end of the fiscal year during which such determination is made is likely to be less than (i) the Formula Value determined at the end of the prior fiscal year less (ii) the aggregate amount of dividends declared on the Common Stock since the end of the prior fiscal year, the Board may suspend the Corporation's duty to repurchase shares of Common Stock in accordance with this paragraph (D)(8). Any such suspension shall not extend for a period longer than three hundred sixty-five (365) days from the date of the Board's declaration of suspension. During any such suspension period, the Corporation shall not repurchase any shares of Common Stock tendered or required to be tendered for repurchase pursuant to the second sentence of subparagraph (D)(3)(a). During any such suspension period, the Corporation shall continue to repurchase Common Stock tendered to the Corporation pursuant to any other provision of this Certificate of Incorporation, but (a) payment for such repurchases shall not be required until sixty (60) days after the end of the suspension period, (b) such payment shall be made without interest, and (c) the repurchase price shall be the Common Share Price determined as of (i) the end of the prior fiscal year, in the case of a suspension period that ends before July 1 of the fiscal year, (provided that such computation of the Share Price shall be reduced by the amount of dividends per share declared on the Common Stock since the end of the prior fiscal year), or (ii) in the case of a suspension period that ends after June 30 of a fiscal year, the end of the fiscal year during which the suspension period ends.

     (E) Payments Where Stock Price Not Yet Computed. If the price at which the Corporation is to purchase stock pursuant to any provision in this Certificate of Incorporation has not been computed within the time period prescribed for payment for such stock because the preparation of the audited Consolidated Financial Statements of the Corporation and Consolidated Subsidiaries has not yet been completed, the Corporation shall, within the time period prescribed for payment for such stock, make an initial payment in an amount equal to the price that would have been paid for such stock if it had been purchased by the Corporation during the next preceding fiscal year. The balance shall be paid within ten (10) days after the date on which the price at which the Corporation is to purchase such stock has been computed. In the event that the price at which the Corporation is to purchase such stock is less than the amount paid by the Corporation, in the "initial payment" provided for in this paragraph (E), the Corporation shall be entitled to recover the difference between the two amounts. Such difference shall be paid by the person or entity to whom the Corporation made the "initial payment" within ten (10) days of the date of a written notice from the Corporation to pay such amount, without interest.

     (F) Ratification By Stockholders. Any contract, transaction or act of the Corporation or of the directors, which shall be ratified by a majority of a quorum of the stockholders then entitled to vote at any annual meeting or at any special meeting called for such purpose, shall, so far as permitted by law and by this Certificate of Incorporation, be as valid and as binding as though ratified by every stockholder entitled to vote at such meeting.

     (G) Meetings, Offices, and Books Outside State of Delaware. The stockholders and the Board of Directors may hold their meetings and the Corporation may have one or more offices outside of the State of Delaware, and subject to the provisions of the laws of said state, may keep the books of the Corporation outside of said state and at such places as may be from time to time designated by the Board of Directors.

     (H) Removal of Directors. At any meeting of the holders of the Common Stock called for the purpose, any one or more of the directors may, by a majority vote of the holders of the Common Stock at the time, be removed from office, with or without cause, and another director or other directors be elected by such majority vote of said holders of the Common Stock in the place or places of the person or persons so removed, to serve for the remainder of his or their term or terms, as the case may be; provided, however, that if less than all the directors are to be removed, no individual director shall be removed without cause when the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an annual election of all the directors.

     (I) By-Law Provisions for Conduct of Business. The Corporation may in its by-laws make any other provisions or requirements for the conduct of the business of the Corporation, provided the same be not inconsistent with the provisions of this Certificate of Incorporation, or contrary to the laws of the State of Delaware. The by-laws may be amended by affirmative vote of two-thirds of the whole Board of Directors or by affirmative vote of the holders of two-thirds of the Common Stock issued and outstanding.

     (J) Requirements of Votes Greater Than Required By-Law. Whenever this Certificate of Incorporation contains provisions requiring for any corporate action the vote of a larger portion of the stock or a larger portion of the directors than is required by the General Corporation Law of the State of Delaware, the provisions of this Certificate of Incorporation shall govern and control.

     (K) Amendments of Certificate. Subject to any limitations herein contained, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, or in any amendment thereto by an affirmative vote of the holders of two-thirds of the Common Stock issued and outstanding, and all rights conferred upon stockholders in said Certificate of Incorporation or any amendment thereto, are granted subject to this reservation; provided, however, that the provisions of this Certificate of Incorporation requiring for action by the stockholders a vote greater than such two-thirds vote shall not be amended except by such greater vote; and provided further that this Paragraph (K) shall not be amended except by an affirmative vote of the holders of four-fifths of the Common Stock issued and outstanding.

                           ARTICLE SEVENTH

                       LIMITATION OF LIABILITY

     A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this ARTICLE SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                ARTICLE EIGHTH

                                  DEFINITIONS

     As used in this Certificate of Incorporation, the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless another definition is provided or the context otherwise requires:

     "Formula Value" means the sum of:

          (a) the total stockholders' equity as shown on the consolidated balance sheet contained in the Consolidated Financial Statements of the Corporation and Consolidated Subsidiaries, prepared in conformity with generally accepted accounting principles applied on a consistent basis for the Corporation and its consolidated Subsidiaries as of the fiscal year end immediately preceding the date of determination (the "prior year end") and audited and certified by an independent firm of certified public accountants selected and engaged by the Board of Directors; minus

          (b) the sum of: (i) the book value of Property, Plant and Equipment as of the prior year end; plus (ii) the total stockholders' equity attributable to any issued and outstanding Preferred Stock, as reflected on the consolidated balance sheet, plus the amount of any accrued, accumulated and undeclared dividends thereon, all as of the date of determination.

     "Common Share Price" with respect to any share of Common Stock, means the amount determined by dividing:

          (a) the sum of (i) the Formula Value plus (ii) the face amount of any outstanding Convertible Debentures convertible into Common Stock, determined as of the fiscal year end immediately preceding the date of determination (the "prior year end"); by

          (b) the sum of (i) the total number of issued and outstanding shares of Common Stock, plus (ii) the total number of shares of Common Stock reserved for the conversion of outstanding Convertible Debentures convertible into Common Stock, in each case determined as of the prior year end;

and deducting from the quotient (rounded to the nearest $0.05) the amount of any dividends per share declared on Common Stock subsequent to the prior year end.

     "Convertible Debenture" means any debenture or other instrument evidencing indebtedness of the Corporation convertible at any time into shares of the Common Stock.

     "Employee" means an individual employed by (i) the Corporation, any Subsidiary or Twenty Percent Subsidiary or any joint venture in which the Corporation and/or any Subsidiary or Twenty Percent Subsidiary has a twenty percent or more interest or (ii) Kiewit Coal Properties, Inc. or any subsidiary thereof or any joint venture in which Kiewit Coal Properties, Inc. or any such subsidiary has a twenty percent or more interest. An Employee shall also include any person serving on the Board of Directors of the Corporation.

     "Property, Plant and Equipment" means those assets included within such classification as reflected on the consolidated balance sheets contained as a part of the Consolidated Financial Statements of the Corporation and Consolidated Subsidiaries, that are utilized in or associated with the Corporation's ordinary and regular course of construction activities.

     "Subsidiary" means a corporation, partnership or other entity with respect to which the Corporation holds, directly or indirectly, at least a majority of the issued and outstanding capital stock or other equity interests, measured in terms of total dollar value if such entity has outstanding more than one class of capital stock or other equity interests.

     "Twenty Percent Subsidiary" means a corporation, partnership, or other entity with respect to which the Corporation owns, directly or indirectly, twenty percent or more of the issued and outstanding capital stock or other equity interests, measured in terms of total dollar value if such corporation, partnership or other entity has outstanding more than one class of capital stock or other equity interests.

     IN WITNESS WHEREOF, Peter Kiewit Sons', Inc. has caused this Restated Certificate of Incorporation, to be signed and attested by its duly authorized officers as of the 19th day of June, 1999.

                                    PETER KIEWIT SONS', INC.


                                    By: /s/ Kenneth E. Stinson
                                        ----------------------
                                    Kenneth E. Stinson, President
ATTEST:


By: /s/ Tobin A. Schropp
    --------------------
Tobin A. Schropp, Secretary